Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statements (Nos. 333-157643, 333-132843, 333-138254, 333-129886, and 333-129016) on Form S-8 and Registration Statements (Nos. 333-157123, 333-147391) on Form S-3 of Fidelity National Financial, Inc. of our report dated March 6, 2009, with respect to the Special-Purpose Combined Carve-Out Financial Statements of Lawyers Title Insurance Corporation, Commonwealth Land Title Insurance Company, and United Capital Title Insurance Company (A Carve-Out of LandAmerica Financial Group, Inc.) included in this Current Report on Form 8-K/A of Fidelity National Financial, Inc.

/s/ Ernst & Young, LLP
Richmond, Virginia
March 6, 2009